    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1997



                                                      REGISTRATION NO. 333-40313

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                     INTERNATIONAL ALLIANCE SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                           7389                          22-2769024
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)


                                                                 GREGORY J. SKODA
                                                             EXECUTIVE VICE PRESIDENT
                                                      INTERNATIONAL ALLIANCE SERVICES, INC.
            10055 SWEET VALLEY DRIVE                         10055 SWEET VALLEY DRIVE
            VALLEY VIEW, OHIO 44125                          VALLEY VIEW, OHIO 44125
                 (216) 447-9000                                   (216) 447-9000
       (Address, Including Zip Code, and             (Name, Address, Including Zip Code, and
     Telephone Number, Including Area Code,           Telephone Number, Including Area Code,
  of Registrant's Principal Executive Offices)                of Agent For Service)


                             ---------------------

                                 With copy to:

                              SETH R. MOLAY, P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1700 PACIFIC AVENUE, SUITE 4100
                              DALLAS, TEXAS 75201
                                 (214) 969-2800

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


---------------------


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                               Business Locations

                        [map showing Business Locations]




                    Comprehensive Associates and Affiliates

             [map showing Comprehensive Associates and Affiliates]

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1997


PROSPECTUS

               , 1997

                                7,729,468 SHARES

                     INTERNATIONAL ALLIANCE SERVICES, INC.

                                  COMMON STOCK
                             ---------------------
     This Prospectus relates to an aggregate of 7,729,468 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of International Alliance Services, Inc., a Delaware corporation (the "Company" or "IASI"), which may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or the conversion of or payment of interest on convertible notes or debentures issued in connection with such acquisitions of other businesses or properties.

     It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


     The Common Stock is quoted on The Nasdaq National Market under the symbol "IASI." On December 8, 1997, the last reported sales price for the Common Stock as reported on The Nasdaq National Market was $13.6875 per share.


                             ---------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.


                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included or incorporated by reference in this Prospectus, including the Selected Consolidated Financial Data, the Company's Consolidated Financial Statements and notes thereto.


     IASI is a leading provider of outsourced business services to small and medium sized companies throughout the United States. The Company provides integrated services in the following areas: accounting systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation. These services are provided through a network of over 65 Company offices in 25 states, as well as through its subsidiary Comprehensive Business Services ("Comprehensive"), a franchisor of accounting services with approximately 250 franchisee offices located in 40 states. As of December 9, 1997, the Company served approximately 60,000 clients, of which approximately 24,000 are served through the Comprehensive franchisee network. Management estimates that its clients employ over 800,000 employees, including 240,000 employed by clients of the Comprehensive franchise network.


     The Company's clients typically have fewer than 500 employees, and prefer to focus their scarce resources on operational competencies while allowing IASI to provide non-core administrative functions. In many instances, outsourcing administrative functions allows clients to enhance productivity, reduce costs, and improve service, quality and efficiency. Depending on a client's size and capabilities, it may choose to utilize all or a portion of the Company's broad array of services, which it typically accesses through a single Company representative.


     Pursuant to a strategic redirection of the Company initiated in November 1996, the Company began its acquisition program to expand its operations rapidly in the outsourced business services industry from its existing insurance platform. From November 1, 1996 through September 30, 1997, the Company acquired the businesses of 23 companies representing over $90 million in revenues. The Company's acquisition program typically focuses on (i) market entry acquisitions in which the Company establishes a significant presence in a city or (ii) follow-on acquisitions of additional service providers in areas where the Company's presence is established, increasing the number of clients served and services offered in such markets. The Company seeks to acquire profitable, well-run companies and to continue to employ their existing management teams, providing them with incentive by utilizing restricted IASI Common Stock for a large portion of the consideration for the acquisitions. The Company believes that substantial additional acquisition opportunities exist throughout the United States for several reasons, including the highly fragmented nature of the industry, the advantages of economies of scale, and the desire of many long-time owners for liquidity. The Company has completed from October 1, 1997 through December 9, 1997, or has publicly announced as pending, an additional 20 acquisitions representing over $78 million in revenues.


     The outsourced business services industry in which the Company currently operates is highly fragmented with approximately 600,000 outsourcing establishments collectively generating approximately $300 billion in annual revenue and has grown at a compound annual rate in excess of 9% since 1992. The Company believes that this growth reflects the following trends: (i) more companies are now utilizing outsourced business services, (ii) companies that have traditionally used a limited amount of outsourced business services are now utilizing a broader array of such services, and (iii) the number of small and medium sized businesses in the United States continues to grow.

     The Company's goal is to be the nation's premier provider of outsourced business services to small and medium sized companies. The Company's strategies to achieve this goal include: (i) continuing to provide clients with a broad range of high quality services, (ii) continuing to expand locally through internal growth by increasing the number of clients it serves and increasing the number of services it provides to existing clients, and (iii) continuing to expand nationally through an aggressive acquisition program.


     Effective December 31, 1997, the name of the Company will be changed to "Century Business Services, Inc.", and the symbol of the Company will be changed to "CBIZ." The Company's principal executive offices are located at 10055 Sweet Valley Drive, Valley View, Ohio 44125, and its telephone number is (216) 447-9000.

                                  RISK FACTORS

     Prospective purchasers of the Shares should carefully evaluate all of the information contained and incorporated by reference in this Prospectus and any accompanying Prospectus Supplement and, in particular, the following before making an investment in the Shares.

ACQUISITION STRATEGY RISKS

     The Company intends to continue to grow significantly through the acquisition of additional strategic and complementary businesses. However, there can be no assurance that the Company will be able to identify appropriate acquisition candidates or, to the extent identified, acquire such additional businesses. In addition, the Company expects to face competition for acquisition candidates, which may limit the number of appropriate acquisition opportunities and may lead to higher acquisition prices. Furthermore, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. As a result, there can be no assurance that businesses acquired in the future will achieve anticipated revenues and earnings. See "Business -- Strategy" and "-- Acquisition Program."

FINANCING OF ACQUISITIONS

     The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for a significant portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. The Company has established a bank line of credit and intends to maintain a universal shelf registration to fund its working capital and acquisition needs; however, there can be no assurance that the Company will be able to maintain the line of credit, access the public securities markets or obtain other financing for its acquisition program on terms that the Company deems acceptable. See "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources."

ABILITY TO MANAGE GROWTH

     The Company's business has grown significantly in size and complexity over the past year, placing significant demands on the Company's management, systems, internal controls, and financial and physical resources. In order to meet such demands, the Company intends to continue to hire new employees and invest in new equipment and make other capital expenditures. In addition, the Company expects that it will need to further develop its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently in the process of integrating recent acquisitions with the Company's business and, in doing so, will need to manage various businesses and their employees in geographically diverse areas. There can be no assurance that the Company can successfully integrate any acquired business into the Company without substantial costs, delays or other operational or financial problems. Moreover, any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations" and "Management."

RISKS RELATED TO INTANGIBLE ASSETS

     Recent acquisitions have resulted in significant increases in goodwill and other intangible assets, and the Company anticipates that such increases will continue as a result of future acquisitions. Net identifiable intangible assets, which include customer lists, employee lists and covenants not to compete, acquired in the acquisitions were approximately $1.2 million at September 30, 1997, representing less than 1% of the Company's total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from three to 10 years. Goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, was approximately $55 million at September 30, 1997, representing approximately 23% of the Company's total assets. The Company amortizes goodwill on a straight line basis for periods not exceeding 30 years. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation of whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Although at September 30, 1997 the net unamortized balance of intangible assets is not considered to be impaired, any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations."

RISKS ASSOCIATED WITH PROFESSIONAL SERVICE PROVIDERS

     The Company's employee benefits and pension administration and tax services are subject to various risks resulting from errors and omissions in processing and filing benefit and pension plan forms and tax returns in accordance with governmental regulations and the respective plans. The Company processes data received from employees and employers and may be subject to penalties for any late or misfiled plan forms or tax returns. There can be no assurance the Company's insurance for such penalties will be adequate. In addition, failure to properly file plan forms or tax returns could have a material adverse effect on the Company's reputation and adversely affect its relationships with existing clients and its ability to gain new clients. The Company's employee benefits and pension administration and tax services are also dependent upon government regulations, which are subject to continuous change that could reduce or eliminate the need for such services. In addition, the Company's other professional business services, including accounting, valuation and financial planning, entail an inherent risk of professional malpractice and other similar claims.

     The Company maintains errors and omissions insurance coverage that it believes will be adequate both as to risks and amounts. Although Management believes its insurance coverage amounts are adequate, there can be no assurance that the Company's actual future claims will not exceed the coverage amounts. If the Company experiences a large claim on its insurance, the rates for such insurance may increase. The Company's ability to incorporate such increases into service fees to clients could be constrained by contractual arrangements with clients. As a result, such insurance rate increases could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Company Services."

COMPETITION

     The outsourced business services industry has been highly competitive in recent years. This has resulted in the consolidation of many companies and strategic alliances across industry lines. Competition is particularly acute among small and medium sized providers because larger providers or strategic alliances with larger providers can create service and price distortions in the market place. The Company competes with these large providers, in-house employee services departments, local outsourcing companies and independent consultants. In addition, the Company may also compete with marketers of related services and products that may offer outsourced business services in the future. In recent years, competition in the specialty insurance industry has lead to the consolidation of some of the industries' largest companies. Competition is particularly acute among smaller, specialty carriers like the Company because the market niches exploited by the Company are small and can be penetrated by a larger carrier that elects to cut prices or expand coverage.

     The Company has also experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition could result in pricing pressures, loss of market share and loss of clients, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations. See "Business -- Industry Background" and "-- Competition."

NEED TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL

     The Company's success depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which the Company competes for experienced personnel have greater financial and other resources than the Company. In the future, the Company may experience difficulty in recruiting and retaining sufficient numbers of qualified personnel. The inability of the Company to attract and retain experienced personnel could have a material adverse effect on its business, financial condition and results of operations. See "Business -- Strategy."

DEPENDENCE ON KEY PERSONNEL

     The Company depends and will continue to depend in the foreseeable future on the services of its executive officers and key employees with extensive experience and expertise in the outsourced business services industry. The ability of the Company to retain its officers and key employees is important to the success of the Company. The loss of key personnel, whether by resignation or otherwise, could have a material adverse effect on the Company. The Company does not maintain key personnel insurance on any of its officers or employees. See "Management."

RELIANCE ON INFORMATION PROCESSING SYSTEMS


     The Company's business depends, in part, upon its ability to store, retrieve, process, and manage significant databases and periodically to expand and upgrade its information processing capabilities. Interruption or loss of the Company's information processing capabilities through loss of stored data, security breach, breakdown or malfunction of computer equipment or software systems, telecommunications failure, conversion difficulties, or damage to the Company's computer equipment or software systems could have a material adverse effect on the Company. There can be no assurance that the precautions the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data information processing system, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has reviewed and continues to review its computer equipment and software systems with regard to "Year 2000" problems. The Company has formulated a plan and methodology for addressing "Year 2000" problems and is currently implementing such plan. "Year 2000" problems, if they were to occur, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Company Services."


INADEQUATE PRICING RISK OF INSURANCE

     The primary risk of any insurance carrier is the risk of inadequate pricing, which is a problem that manifests itself in the form of an unexpectedly high level of claims after policy issuance. The Company utilizes a variety of actuarial and qualitative methods to set price levels. Ultimately, however, pricing depends upon an evaluation of prior experience as a predictor of future experience. Events or trends that have not occurred in the past may not be anticipated for the future and, therefore, could result in inadequate pricing leading to elevated levels of losses. Such losses, if they were to occur, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations."

UNANTICIPATED LOSSES DUE TO INADEQUATE RESERVE ESTIMATES


     When claims are made, the ultimate amount of liability cannot be determined until claims are paid to the satisfaction of the insured or until litigation finally determines liability in disputed cases. Since the process of litigation and settlement can continue for years, the Company can only assess its ultimate liability (and the ultimate expense of litigating disputed issues) by estimation. These estimates, or reserves for losses and loss adjustment expense (which, as of September 30, 1997, were approximately $49 million), are, like prices, determined by a variety of actuarial and qualitative methods based on prior experience. There can be no assurance that such reserves will be sufficient to cover the ultimate liabilities of the Company for policy and bond exposures. See "Selected Consolidated Financial Data."


     The Company uses a reserving system which it believes will enable it to meet claims obligations. Due to the nature of some of the coverages written, claims may be presented which may not be settled for many years after they are incurred; thus, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. The Company regularly reviews reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as dictated by changes in loss experience and as new information becomes available. An integral part of the reserve policy of the Company includes a reserve for incurred but not reported ("IBNR") losses. There can be no assurance that the assumptions upon which reserves are based are valid or will be valid in the future. To help assure the adequacy of its IBNR reserves and individual case reserves, the Company submits to an annual review by professional actuaries who test reserve adequacy with a variety of sophisticated mathematical models. In recent years, such actuaries have certified that reserve levels of the Company are adequate. There can be no assurance, however, that the modeling techniques of these actuaries will correctly forecast the adequacy of the Company's reserves. The inadequacy of the Company's insurance reserves may result in unanticipated losses which could have a material adverse effect on its business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations."

CHANGE IN GOVERNMENTAL REGULATION

     The Company is affected by legislative law changes with respect to its provision of payroll, employee benefits and pension plan administration, tax, accounting and workers' compensation design and administration services. Legislative changes may expand or contract the types and amounts of business services that are required by individuals and businesses. There can be no assurance that future laws will provide the same or similar opportunities to provide business consulting and management services to individuals and businesses that are provided today by existing laws.

     The Company is also affected by both judicial and legislative law changes with respect to its specialty insurance business. Judicial expansion of terms of coverage can increase risk coverage beyond levels contemplated in the underwriting and pricing process. In addition, surety bond coverages that are established by statute may be adversely affected by legislative or administrative changes of law. When government agencies change the threshold for requiring surety, the demand for surety bonds is directly affected. An increase in the threshold for requiring surety could have a material adverse effect on the Company's business, financial condition and results of operations.

INADEQUATE REINSURANCE PROTECTION OF INSURANCE LIABILITIES

     The Company depends heavily on reinsurers to assume a substantial portion of the exposures underwritten by it. Failure by one or more reinsurers (who are assuming risks from many sources over which the Company has no control) could have a material adverse effect on the Company's performance, since the Company would then be obligated to pay all or a portion of the failed reinsurer's portion of losses. Moreover, the adequacy of reinsurance (even assuming the solvency of all reinsurers) is a matter of estimation. As with pricing and reserving, procurement of reinsurance is premised upon assumptions about the future based upon past experience. Unanticipated events or trends could produce losses inadequately covered by reinsurance which could have a material adverse effect on the Company's business, financial condition and results of operations.

MARKET REVERSES IN INVESTED ASSET PORTFOLIO


     Investment of the Company's assets is critical to the maintenance of the Company's solvency and profitability. The Company maintains a policy of investing primarily in debt instruments of government agencies and corporate entities with quality ratings of A or better, and diversifying investments sufficiently to minimize the risk of a substantial reverse or default in any one investment. These policies are articulated by a written policy statement and overseen by a formal investment committee of senior Company officials. The Company also employs professional investment advisers to counsel it on matters of policy as well as individual investment transactions, although these advisers have no discretionary authority to deploy the Company's assets. Notwithstanding these measures, an aggregation of serious reverses or defaults in the investment portfolio could have a material adverse effect on the Company's business, financial condition and results of operations.


VOLATILITY OF TRADING PRICE

     The quoted price of the Common Stock could fluctuate widely in response to variations in the Company's quarterly operating results, changes in earnings estimates by securities analysts, changes in the Company's business and changes in general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations which have significantly affected the quoted prices of the securities of many growth companies without regard to their specific operating performance. Such market fluctuations could have a material adverse effect on the quoted price of the Common Stock. See "Price Range of Common Stock."

CONTROL BY EXISTING STOCKHOLDERS


     As of December 1, 1997, the Company's executive officers, directors and principal stockholders beneficially owned an aggregate of 37,413,088 shares of Common Stock of the Company (including shares that may be acquired upon exercise of options or warrants within 60 days after the date of this Prospectus), constituting approximately 63.5% of the outstanding shares of Common Stock. In addition, as of said date, Messrs. DeGroote and Huizenga beneficially owned an aggregate of 22,691,556 shares of Common Stock of the Company (including shares that may be acquired upon exercise of options or warrants within 60 days after the date of this Prospectus), constituting approximately 42.4% of the outstanding shares of the Common Stock. Accordingly, such persons are in a position to have significant influence with regard to or control actions that require the consent of the holders of a majority of the Company's outstanding voting stock, including the election of directors. See "Principal Stockholders."


ANTI-TAKEOVER EFFECT OF DELAWARE GENERAL CORPORATION LAW

     Certain provisions of the Delaware General Corporation Law may discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF THE COMPANY'S COMMON STOCK


     Future sales of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Company's Common Stock. As of December 1, 1997, the Company has registered for sale, from time to time on a continuous basis under shelf registration statements, by certain selling stockholders, an aggregate of 37,498,881 shares of the Company's Common Stock. In addition to the shares registered pursuant to the Registration Statement of which this Prospectus is a part, the Company intends to register pursuant to a universal shelf registration statement an aggregate of $125 million of the Company's Common Stock, debt securities and warrants to purchase Common Stock or debt securities to be offered from time to time to the public. In addition, 21,345,296 shares of the Company's Common Stock, which include shares issuable upon the exercise of warrants, remain subject to various lock-up agreements. The terms of such lock-up agreements will expire with respect to 14,710,125 of such shares by December 31, 1998, and the Company is obligated to register such shares under the Securities Act for resale from time to time. Such securities may or may not be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.


NO DIVIDENDS

     The payment and level of dividends on Common Stock are subject to the discretion of the Board of Directors of the Company. The payment of dividends will depend upon business decisions that will be made by the Board of Directors of the Company from time to time based upon the results of operations and financial condition of the Company and its subsidiaries and such other considerations as the Board of Directors considers relevant. In addition, the Company's credit facility contains restrictions on the Company's ability to pay dividends. Since April 27, 1995, the Company has not paid cash dividends on its Common Stock, and the Company's Board of Directors does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance the ongoing operations and growth of the business. See "Dividend Policy."

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Management's Discussions and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives for future operations are forward-looking statements. These forward-looking statements are commonly identified by the use of such terms and phrases as "intends," "estimates," "expects," "projects," "anticipates," "foreseeable future," "seeks," "believes," and "scheduled" and, in many cases, are followed by a cross-reference to "Risk Factors" or this Section. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus. All forward-looking statements in this Prospectus are expressly qualified by the Cautionary Statements.

                               ACQUISITION TERMS


     The Shares covered by this Prospectus may be issued from time to time by the Company on the completion of acquisitions of assets, businesses or securities, or the conversion of or payment of interest on convertible securities issued in connection with such acquisitions of other businesses or properties.


     It is expected that the terms of acquisitions involving the issuance of the Shares covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the Shares issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the Shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                          PRICE RANGE OF COMMON STOCK


     The Common Stock of the Company is quoted on The Nasdaq National Market under the symbol "IASI." The following table sets forth the range of high and low bid prices of the Common Stock of the Company as reported on The Nasdaq National Market for the periods indicated. Prior to April 27, 1995, the day on which the Common Stock of the Company was first publicly traded, there was no public market for the Common Stock of the Company. The following prices have been adjusted for the Company's July 1996 two for one stock split.



                                                               HIGH      LOW
                                                              ------    -----
1995
  Second Quarter (beginning April 27, 1995).................  $ 2.25    $1.25
  Third Quarter.............................................    4.00     1.81
  Fourth Quarter............................................    2.31     1.56
1996
  First Quarter.............................................  $ 1.69    $1.25
  Second Quarter............................................   20.88     1.44
  Third Quarter.............................................   18.75     4.75
  Fourth Quarter............................................   12.75     7.50
1997
  First Quarter.............................................  $15.13    $9.88
  Second Quarter............................................   11.50     7.88
  Third Quarter.............................................   11.75     7.88
  Fourth Quarter (through December 8, 1997).................   15.25     8.75



     On December 8, 1997, the closing sale price of the Company's Common Stock as quoted on The Nasdaq National Market was $13.6875 per share. As of November 19, 1997, the Company had 5,616 holders of record of its Common Stock.


                                DIVIDEND POLICY

     The Company's credit facility contains restrictions on the Company's ability to pay dividends. Since April 27, 1995, Company has not declared or paid any cash dividends on its capital stock. The Company currently intends to retain its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The information presented below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included or incorporated by reference elsewhere in this Prospectus. As a result of its change in focus to becoming a premier provider of outsourced business services to small and medium sized companies, its acquisitions of service-providing companies and the disposal of its environmental operations, the Company believes its historical results of operations for the periods presented are not directly comparable. In addition, management believes that the Company's historical results of operations may not be consistent with its future performance.



     The selected data presented below under the captions "Statements of Income Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the three year period ended December 31, 1996, are derived from the consolidated and combined financial statements of the Company and its subsidiaries, which financial statements have been audited by the Company's independent certified public accountants. The consolidated and combined financial statements as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, and the report thereon, are incorporated by reference elsewhere in this Prospectus.



     The selected data presented below for the nine-month periods ended September 30, 1996 and 1997, are derived from the unaudited consolidated financial statements of the Company and its subsidiaries incorporated by reference elsewhere in this Prospectus.



                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              ---------------------------   -----------------
                                                              1994(1)   1995(1)    1996      1996      1997
                                                              -------   -------   -------   -------   -------
                                                                                               (UNAUDITED)
STATEMENTS OF INCOME DATA:
Revenues:
  Business services fees and commissions:...................  $   --    $   --    $ 1,606   $ 1,426   $33,482
  Specialty insurance services (regulated):
    Premiums earned.........................................  23,368    26,962     27,743    19,607    26,791
    Net investment income...................................   2,477     3,341      3,564     2,523     3,135
    Net realized gain on investments........................      80       166      1,529     1,098     3,026
    Other income............................................   1,385       470      1,327     1,401       157
                                                              -------   -------   -------   -------   -------
        Total revenues......................................  27,310    30,939     35,769    26,055    66,591
                                                              -------   -------   -------   -------   -------
Expenses:
  Operating expenses........................................      --        --      1,107     1,281    26,561
  Losses and loss adjustment expenses.......................  12,494    15,117     17,624    12,892    15,616
  Policy acquisition expenses...............................   5,428     7,774      7,699     5,423     7,082
  General and administrative expenses.......................      --        --        302        --     2,852
  Depreciation and amortization expenses....................      --        --        270       255     1,372
  Other expenses............................................   4,544     3,157      2,705     2,508     1,820
                                                              -------   -------   -------   -------   -------
        Total expenses......................................  22,466    26,048     29,707    22,359    55,303
                                                              -------   -------   -------   -------   -------
Income from continuing operations before interest income and
  income tax expense........................................   4,844     4,891      6,062     3,696    11,288
Net interest income (expense)(2)............................      --        --         --        --       870
Income from continuing operations before income tax
  expense...................................................   4,844     4,891      6,062     3,696    12,158
Income tax expense..........................................   1,344     1,422      1,640     1,431     4,401
Income from continuing operations...........................   3,500     3,469      4,422     2,265     7,757
                                                              -------   -------   -------   -------   -------
Loss from discontinued operations...........................      --        --        (38)       --      (663)
Net Income..................................................  $3,500    $3,469    $ 4,384   $ 2,265   $ 7,094
                                                              =======   =======   =======   =======   =======
Primary and fully diluted net income per share -- continuing
  operations................................................  $ 0.20    $ 0.20    $  0.21   $  0.12   $  0.18
Primary and fully diluted loss per share -- discontinued
  operations................................................      --        --         --        --     (0.01)
Primary and fully diluted net income per share..............  $ 0.20    $ 0.20    $  0.21   $  0.12   $  0.17
Weighted average common and common share equivalents,
  primary and fully diluted.................................  16,956    16,956     32,213    16,956    52,931

                                                              AS OF DECEMBER 31,        AS OF
                                                              ------------------    SEPTEMBER 30,
                                                               1995       1996          1997
                                                              -------    -------    -------------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Total investments...........................................  $58,214    $68,649      $ 77,897
Cash and cash equivalents...................................    2,694     39,874        21,170
Total assets................................................   86,735    167,330       240,568
Notes payable and capitalized leases........................       47      3,211         5,196
Losses and loss expenses payable............................   37,002     41,099        49,272
Unearned premiums...........................................   15,636     18,637        26,772
Stockholders' equity........................................   26,768     91,322       125,638

---------------

(1) Fees and expenses generated by Century Surety Agency are not meaningful for this presentation.

(2) Does not include investment income associated with the Company's specialty insurance services.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the documents incorporated herein by reference and made a part of this Prospectus. See "Incorporation of Certain Documents by Reference."

OVERVIEW


     IASI is a leading provider of outsourced business services, including specialty insurance services, to small and medium sized companies throughout the United States. The Company provides integrated services in the following areas: accounting systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation. These services are provided through a network of over 65 Company offices in 25 states, as well as through its subsidiary Comprehensive, a franchisor of accounting services with approximately 250 franchisee offices located in 40 states. As of December 9, 1997, the Company served approximately 60,000 clients, of which approximately 24,000 were served through the Comprehensive franchisee network. Management estimates that its clients employ over 800,000 employees, including 240,000 employed by clients of the Comprehensive franchise network.



     The Company was incorporated under Delaware law on June 16, 1987 under the name Stout Associates, Inc. and primarily supplied hazardous waste services. The Company was acquired by Republic Industries, Inc. ("RII") in 1992. RII effected a spin-off of the Company's operations through a distribution of the Company's stock to the stockholders of RII in April 1995. At such time, the Company was named "Republic Environmental Services, Inc." and was traded on the Nasdaq National Market under the symbol "RESI." In June 1996, the Company began trading under the symbol "IASI" in anticipation of its "reverse merger" with Century Surety Company and Commercial Surety Agency, Inc. (collectively, the "Century Group"), which ultimately resulted in a change of its name to "International Alliance Services, Inc." The name change signaled a new direction for the Company away from hazardous waste. In furtherance of its strategic redirection towards business services, the Company successfully divested its hazardous waste operations in two separate transactions completed in July and September 1997. Effective December 31, 1997, the name of the Company will be changed to "Century Business Services, Inc.", and the symbol of the Company will be changed to "CBIZ", indicating the Company's focus on becoming a premier provider of outsourced business services to small and medium sized companies. See
"-- Liquidity and Capital Resources."


ACQUISITIONS

     Pursuant to a strategic redirection of the Company initiated in November 1996, the Company began its acquisition program to expand its operations rapidly in the outsourced business services industry from its existing specialty insurance platform. From November 1996 through September 30, 1997, the Company acquired the businesses of 23 companies representing over $90 million in revenues. The majority of these acquisitions have been accounted for under the purchase method of accounting. The Company anticipates future significant acquisitions will be accounted for, when possible, under the pooling of interests method of accounting. Recent acquisitions have resulted in significant increases in goodwill and other intangible assets, and the Company anticipates that such increases will continue as a result of future acquisitions. Net identifiable intangible assets, which include customer lists, employee lists and covenants not to compete, acquired in the acquisitions were approximately $1.2 million at September 30, 1997, representing less than 1% of the Company's total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from three to 10 years. Goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, was approximately $55 million at September 30, 1997, representing approximately 23% of the Company's total assets. The Company amortizes goodwill on a straight line basis for periods not exceeding 30 years.


     The Company has completed from October 1, 1997 through December 9, 1997, or has publicly announced as pending, an additional 20 acquisitions representing over $78 million in revenues. These acquisitions are not included in the results of operations for the nine month period ended September 30, 1997.

The Company believes that substantial additional acquisition opportunities exist in the outsourced business services industry. See "Business -- Acquisition Program."


DIVESTITURES

     In July 1997, the Company sold the majority of its environmental services business, and in September 1997, it sold its remaining environmental operations. Taken together, these transactions for cash and notes approximated the net book value of the assets sold. The Company's contingent liability is limited to $1.5 million in connection with such divestitures. Management does not believe the Company will experience a loss in connection with such contingencies.

COMPARABILITY OF HISTORICAL RESULTS

     As a result of the Company's change in focus to becoming a premier provider of outsourced business services to small and medium sized companies, its acquisitions of service-providing companies, and the sale of its environmental operations, the Company believes its historical results of operations for the periods presented are not directly comparable. In addition, management believes that the Company's historical results of operations may not be consistent with its future performance.

RESULTS OF OPERATIONS

  Revenues

     Revenues represent the consolidated operating results from the Company's outsourced business services, including its specialty insurance services. The Company anticipates that revenues from its specialty insurance services will become a smaller percentage of the Company's total revenues as the revenues from its other business services grow more quickly. For example, for the three months ended March 31, June 30, and September 30, 1997, the percentage of Company revenues represented by specialty insurance services was 64%, 51% and 44%, respectively. For these three month periods, all non-regulated revenues generated from the specialty insurance services segment have been reclassified in the business services segment.

     Revenues from the Company's discontinued environmental services operations are not included for any of the periods presented. See " -- Income (Loss) from Discontinued Operations."

     Revenues for the Company consist of fees and commissions, premiums earned, net investment income and net realized gain on investments. Fees and commissions represent fees received by the Company for providing outsourced business services other than regulated specialty insurance services. Premiums earned represent policy proceeds received by the Company for providing insurance policies and surety bonds through its regulated specialty insurance services. Premiums earned are recognized as revenue in proportion to the insurance coverage provided, which is generally ratable over the terms of the policies. Net investment income represents interest earned on investments of the assets associated with regulated specialty insurance services. Net realized gain on investments represents realized gains on the sale of assets associated with regulated specialty insurance services.


     In October 1997, the Company acquired Comprehensive, a franchisor of outsourced business services with approximately 250 franchisee offices in 40 states. Comprehensive generates its revenues through fees charged to its franchisees. In addition, Comprehensive intends to cross-market the Company's broad array of services, and fees earned by the Company as a result of such cross-marketing will be included in the Company's revenues. Franchisees of Comprehensive earn fees from the Company for facilitating the provision of these services. The acquisition of Comprehensive was subsequent to September 30, 1997; therefore, its results have not yet been included in the Company's financial statements.


  Expenses

     Expenses for the Company consist of operating expenses, losses and loss adjustment expenses, policy acquisition expenses, general and administrative expenses, and depreciation and amortization expenses. Operating expenses are primarily personnel and occupancy costs associated with the Company's outsourced business services other than specialty insurance services. Losses and loss adjustment expenses relate primarily to actual and estimated losses associated with claims paid under insurance policies written by the Company. Policy acquisition expenses, which consist of commissions paid to sales agents and brokers relating to selling insurance policies, premium taxes paid to states and certain underwriting expenses that vary with and are primarily related to policy production, are deferred and amortized ratably over the policy term. General and administrative expenses consist primarily of personnel costs, fees and commissions and other overhead costs for finance and corporate services. Depreciation and amortization expenses relate primarily to the amortization of goodwill associated with acquisitions.

  Net Interest Income (Expense)

     Interest income relates primarily to interest received by the Company on its cash and cash equivalents. Interest expense relates primarily to interest paid by the Company associated with its debt obligations. Neither category includes interest associated with the assets of the Company's regulated specialty insurance services.

  Loss from Discontinued Operations

     The Company sold its environmental services operations in two separate transactions in July and September 1997. The loss from discontinued operations for the nine months ended September 30, 1997 was $663,000, net of a tax benefit of $316,000.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues

     Revenues increased to $66.6 million for the nine month period ended September 30, 1997 from $26.1 million for the comparable period in 1996, representing an increase of $40.5 million, or 155%. The increase was primarily attributable to increases in fees and commissions and increases in premiums earned. Fees and commissions increased to $33.5 million for the nine month period ended September 30, 1997 from $1.4 million for the comparable period in 1996. The increase was primarily attributable to the acquisitions completed after the period ended September 30, 1996. Due to the majority of recent acquisitions having been accounted for under the purchase method, the Company's consolidated financial statements give effect to such acquisitions only after their respective acquisition dates.

     Premiums earned increased to $26.8 million for the nine month period ended September 30, 1997 from $19.6 million for the comparable period in 1996, representing an increase of $7.2 million, or 37%. Gross written premiums increased to $46.5 million for the nine month period ended September 30, 1997 from $31.9 million for the comparable period in 1996, representing an increase of $14.6 million, or 46%. Net written premiums increased to $30.2 million for the nine month period ended September 30, 1997 compared to $23.1 million for the comparable period in 1996, representing an increase of $7.1 million, or 31%. These increases were primarily attributable to the growth in general liability premiums.

     Net investment income increased to $3.1 million for the nine month period ended September 30, 1997 from $2.6 million for the comparable period in 1996, representing an increase of $0.5 million, or 19%. This increase was attributable to an increase in the annualized return on investments to approximately 5.7% for the nine month period ended September 30, 1997 from 5.3% for the comparable period in 1996 and to an increase in the average investments outstanding to $77 million for the nine month period ended September 30, 1997 from $64 million for the comparable period in 1996.

     Net realized gain on investments increased to $3.1 million for the nine month period ended September 30, 1997 from $1.1 million for the comparable period in 1996, representing an increase of $2.0 million, or 182%. This increase was primarily due to increased sales of equity securities.

     Other income decreased to $157,000 for the nine month period ended September 30, 1997 from $1.4 million for the comparable period in 1996, representing a decrease of $1.3 million. The decrease was primarily attributable to non-recurring income realized in the three month period ended March 31, 1996.

  Expenses

     Total expenses increased to $55.3 million for the nine month period ended September 30, 1997 from $22.4 million for the comparable period in 1996, representing an increase of $32.9 million. Such increase was primarily attributable to the increase in operating expenses, which reflects the impact of the Company's acquisitions made in 1997. As a percentage of revenues, total expenses decreased to 83% for the nine month period ended September 30, 1997 from 86% for the comparable period of 1996. This decrease was primarily attributable to the spread of total expenses over higher revenues.

     Operating expenses for the business services operations increased to $26.6 million for the nine month period ended September 30, 1997 from $1.3 million for the comparable period in 1996, representing an increase of $25.3 million. Such increase was attributable to business services acquisitions in late 1996 and in 1997. As a percentage of fees and commissions, operating expenses decreased to 79% for the nine month period ended September 30, 1997 from 93% for the comparable period in 1996. This decrease was primarily attributable to the spread of operating expenses over higher revenues.

     Loss and loss adjustment expenses increased to $15.6 million for the nine month period ended September 30, 1997 from $12.9 million for the comparable period in 1996, representing an increase of $2.7 million, or 21%. Such increase was attributable to the increased premium volume for liability coverages. As a percentage of premiums earned, loss and loss adjustment expenses decreased to 58% for the nine month period ended September 30, 1997 from 66% for the comparable period in 1996. Such decrease was the result of claims from prior years that were settled and paid in 1996 for higher than expected amounts.

     Policy acquisition expenses increased to $7.1 million for the nine month period ended September 30, 1997 from $5.4 million for the comparable period in 1996, representing an increase of $1.7 million, or 31%. The increase corresponds directly to the increase in premium volume. As a percentage of net written premiums, policy acquisition expenses were 23% for the nine month periods ended September 30, 1996 and 1997.

     General and administrative expenses increased to $2.8 million for the nine month period ended September 30, 1997 from zero for the comparable period in 1996. Such increase was attributable to the creation of a corporate function in the fourth quarter of 1996 that did not exist prior to the reverse merger. General and administrative expenses represented 4% of total revenues for the nine month period ended September 30, 1997.

     Depreciation and amortization expense increased to $1.4 million for the nine month period ended September 30, 1997 from $255,000 for the comparable period in 1996, representing an increase of $1.1 million. The increase is a result of the increase of goodwill amortization resulting from the 23 acquisitions completed by the Company since September 30, 1996. As a percentage of total revenues, depreciation and amortization expense increased to 2% for the nine month period ended September 30, 1997 from 1% for the comparable period in 1996. Such increase was attributable to the implementation of the Company's acquisition strategy.

     Other expenses decreased to $1.8 million for the nine month period ended September 30, 1997 from $2.5 million for the comparable period in 1996, representing a decrease of $0.7 million. Such decrease was primarily attributable to the return of certain ceding commissions, which are calculated based on historical experience in relation to certain reinsurance contracts. The inclusion of the return of ceding commissions as an other expense item conforms to insurance industry standards. As a percentage of net written premiums, other expenses decreased to 6% for the nine month period ended September 30, 1997 from 11% for the comparable period in 1996. Such decrease reflects the positive impact of the ceding commissions.

  Net Interest Income (Expense)

     Net interest income increased to $0.9 million for the nine month period ended September 30, 1997 from zero for the comparable period in 1996. Such increase was attributable to the increase in cash and cash equivalent balances for the Company's non-insurance entities acquired or established after September 30, 1996.

  Income Tax Expense

     Income tax expense increased to $4.4 million for the nine month period ended September 30, 1997 from $1.4 million for the comparable period in 1996, representing an increase of $3.0 million. The estimated effective tax rate for the nine month periods ended September 30, 1997 and 1996 was approximately 36% and 38%, respectively. The change in the effective tax rate was primarily due to quarterly timing differences in the Company's specialty insurance business.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities decreased to $4.8 million for the nine month period ended September 30, 1997 from $9.2 million for the comparable period in 1996. The decrease in cash flows is due to the changes in assets and liabilities on new subsidiaries on a post-acquisition basis.

     Cash used in investing activities increased to $27.6 million for the nine month period ended September 30, 1997 from $7.2 million for the comparable period in 1996. Cash used in investing activities was primarily for acquisitions and the purchase of fixed maturity investments. The Company paid $20.1 million, net of cash acquired, in connection with the acquisition of the businesses of 21 companies.


     Cash provided by financing activities increased to $4.1 million for the nine month period ended September 30, 1997 from $1.3 million of cash used in financing activities for the comparable period in 1996. Cash provided by financing activities for the nine month period ended September 30, 1997 was primarily attributable to $5.3 million from the issuance of 616,611 Units (as defined below) in a second closing of the private placement initially closed in December 1996, $1.1 million from the exercise of options and warrants to purchase 367,092 shares of Common Stock and $2 million in proceeds from certain debt, offset by $4.3 million of repayment of bank debt financed through cash flows from operations.


     Capital expenditures increased to $1.1 million for the nine month period ended September 30, 1997 from $129,000 for the comparable period in 1996. These expenditures consisted of computer related expenditures and office furniture and were financed with cash flows from operations. The Company has approximately $0.5 million in outstanding commitments relating primarily to the buildout of new office space and expects to finance this expenditure through cash flows from operations.


     From January 1, 1997 through September 30, 1997, the Company acquired the businesses of 21 companies. These 21 acquisitions represented aggregate annual revenues of approximately $80 million, with aggregate consideration consisting of approximately $20.1 million, net of cash acquired, 4,661,569 shares of Common Stock, warrants to purchase an additional 1,510,000 shares of Common Stock and assumed debt of $5.1 million. In addition, the Company has completed from October 1, 1997 through December 9, 1997, or has publicly announced as pending, an additional 20 acquisitions. The Company believes it can fund the cash portion of these acquisitions from cash on hand, cash flows from operations and its credit facility. The Company believes that each of these acquisitions is consistent with its strategy of entering new markets and expanding in existing markets. See "Business -- Strategy."


     The Company has a $50 million revolving credit facility with Bank of America, National Trust & Savings Association ("Bank of America"), as Agent. At September 30, 1997, no amounts were outstanding under such credit facility. The interest rate under the credit facility is, at the Company's option, either: (a) the higher of (i) 0.50% per annum above the latest Federal Funds Rate or (ii) the rate of interest in effect from time to time announced by the Bank of America, San Francisco, California office as its "reference rate," or (b) a floating rate based on certain offshore dollar interbank market rates. The credit facility requires the Company to comply with various affirmative and negative covenants, including (a) observance of various financial and other covenants, (b) restrictions on additional indebtedness, (c) restrictions on dividend payments and (d) restrictions on certain liens, mergers, dispositions of assets and investments. The Company must also maintain a net worth equal to the sum of (a) $88 million plus (b) 70% of subsequent net income plus (c) the proceeds of any equity security offerings.

     The capital structure of the Company changed significantly from October 1996 through December 1996. In October 1996, the Company issued 14,760,000 shares of the Company's Common Stock, warrants to purchase an additional 4,200,000 shares of Common Stock in three equal tranches at exercise prices of $2.625 to $3.875 per share expiring in two to four years from the date of issuance, and a promissory note in the original principal amount of $4 million. Concurrently therewith, Michael G. DeGroote (through a corporation controlled by him) and H. Wayne Huizenga (through an investment partnership controlled by him) each purchased 2 million shares of the Common Stock of the Company at $2.625 per share and warrants to purchase 6 million shares each in three equal tranches at exercise prices of $2.625 to $3.875 per share expiring in two to four years from the date of issuance for an aggregate purchase price of $10.5 million.



     In December 1996, the Company sold 3,251,888 Units of IASI for $9.00 per Unit through a private placement. This private placement resulted in net proceeds of approximately $27.6 million. In addition, in April 1997, the Company sold 616,611 Units for $9.00 per Unit for net proceeds of $5.3 million through a second closing of the private placement initially closed in December 1996. Each "Unit" consisted of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $11.00 per share exercisable, in whole or in part, for a three year period beginning on the date of issuance.


     Management believes that the Company's cash on hand, credit facility and its cash flow from operations will provide sufficient liquidity to fund current operations and its initial expansion. Depending on the success experienced by the Company with respect to its acquisition program, the Company may need to seek additional financing through the public or private sale of equity or debt securities in order to fund its acquisitions. There can be no assurance that the Company could secure such additional financing if and when it is needed or on terms the Company deems acceptable.

SEASONAL VARIATIONS IN OPERATING RESULTS

     Certain divisions of the Company regularly experience higher revenues during varying quarters due to a number of factors, including the seasonality of tax processing, tax planning, workers' compensation group rating programs and the seasonal needs for some specialty insurance programs. Due to the combination of the Company's acquisition program and the inherent seasonality of the Company's and certain of its acquisition candidates' businesses, the Company's revenues are difficult to forecast. The Company believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful or indicative of the results that the Company may achieve for any subsequent quarter or fiscal year. The Company's past operating results should not be considered a reliable indicator of the Company's future performance.

                                    BUSINESS

     The following section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. See "Forward-Looking Statements."

OVERVIEW


     IASI is a leading provider of outsourced business services to small and medium sized companies throughout the United States. The Company provides integrated services in the following areas: accounting systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation. These services are provided through a network of over 65 Company offices in 25 states, as well as through its subsidiary Comprehensive, a franchisor of accounting services with approximately 250 franchisee offices located in 40 states. As of December 9, 1997, the Company served approximately 60,000 clients, of which approximately 24,000 are served through the Comprehensive franchisee network. Management estimates that its clients employ over 800,000 employees, including 240,000 employed by clients of the Comprehensive franchise network.


     The Company's clients typically have fewer than 500 employees, and prefer to focus their scarce resources on operational competencies while allowing IASI to provide non-core administrative functions. In many instances, outsourcing administrative functions allows clients to enhance productivity, reduce costs, and improve service, quality and efficiency. Depending on a client's size and capabilities, it may choose to utilize all or a portion of the Company's broad array of services, which it typically accesses through a single Company representative.


     Pursuant to a strategic redirection of the Company initiated in November 1996, the Company began its acquisition program to expand its operations rapidly in the outsourced business services industry from its existing specialty insurance platform. From November 1, 1996 through September 30, 1997, the Company acquired the businesses of 23 companies representing over $90 million in revenues. The Company's acquisition program typically focuses on (i) market entry acquisitions in which the Company establishes a significant presence in a city or (ii) follow-on acquisitions of additional service providers in areas where the Company's presence is established, increasing the number of clients served and services offered in such markets. The Company seeks to acquire profitable, well-run companies and to continue to employ their existing management teams, providing them with incentive by utilizing the Company's Common Stock, which is typically subject to a lock-up agreement for up to a two year period, for a large portion of the consideration for the acquisitions. The Company has completed from October 1, 1997 through December 9, 1997, or has publicly announced as pending, an additional 20 acquisitions representing over $78 million in revenues. The Company believes that substantial additional acquisition opportunities exist throughout the United States.


INDUSTRY BACKGROUND

     The outsourced business services industry in which the Company currently operates is highly fragmented with approximately 600,000 outsourcing establishments collectively generating approximately $300 billion in annual revenue and has grown at a compound annual rate in excess of 9% since 1992. The Company believes that this growth reflects the following trends:

     - There is increasing recognition of the many advantages that outsourcing may offer, including: (i) the enhanced opportunity for businesses to focus on operating rather than administrating, (ii) access to expertise related to the growing complexities of human resource, accounting, legal and regulatory compliance, (iii) cost reductions, (iv) attracting and retaining employees by providing benefits that are more comparable to those offered by larger employers, and (v) the ability to avoid significant investment of capital in administrative systems. As a result, more companies have begun to use outsourced business services.

     - Companies that have traditionally outsourced some portion of their administrative tasks are utilizing a broader array of outsourced business services. For instance, while companies have long used accountants to prepare their tax returns and specialists in specific situations, business owners are increasingly depending on outsiders to provide even more services for their businesses and to offer cost effectively an increased level of benefits to their employees.

     - There are many users of outsourced business services including small, medium and large companies. The Company focuses its efforts on small and medium sized businesses, which it believes gain a greater competitive advantage from use of the Company's services. In addition, the Company believes this is an attractive market due to its large and growing size. According to the U.S. Census Bureau, there were approximately 5.2 million businesses in the United States with between one and 500 employees in 1994. According to the Small Business Administration, the number of small businesses in the U.S. has increased 49% since 1982. Despite the continued growth of small businesses and the increasing popularity of outsourcing certain non-core administrative functions, there has been little penetration of this large and growing market.

     The outsourced business services industry is highly fragmented, with the majority of the industry participants, such as accounting, employee benefits or payroll firms or professional employer organizations ("PEOs"), offering only one or a limited number of services. The industry consists of a small number of multi-location regional or national operators and a large number of relatively small, independent operators in local markets. The Company believes that there are substantial growth and consolidation opportunities for companies with access to capital and the ability to implement a disciplined acquisition program for several reasons, including the highly fragmented nature of the industry, the advantages of economies of scale, and the desire of many long-time owners for liquidity.

     The Company is not organized in the same manner as a PEO. PEO's are in the business of providing employees to clients under a "partnering arrangement" in which the PEO establishes a co-employment relationship with the worksite employees of its clients, contractually assuming substantial employer responsibilities with respect to those worksite employees while operational control of the business remains with the client. The Company does not currently co-employ, assume or share control responsibility for its clients' employees. Because worksite employees remain solely the employees of the clients, the Company is able to avoid potential liability for the actions of those employees and the consequences of regulatory volatility pertaining to PEO's. In addition, PEO's typically supply a specific set of limited services to clients. In contrast, the Company supplies its clients with a customized service offering that may include from one to all of its services, depending on the specific needs of each client.

STRATEGY

     The Company's goal is to be the nation's premier outsourced business services provider to small and medium sized companies. The Company's strategy to achieve this goal is to continue to expand aggressively while also providing clients with a broad range of high quality services and products. The Company intends to expand its client base and provide additional services and products to its existing clients through internal growth and through acquisitions. The Company's strategy includes the following primary factors:

     - Provide Broad Range of High Quality Services. The Company is committed to providing high quality services and products to satisfy its clients' business services needs. The Company believes that its ability to provide its clients with one IASI account manager having access to a full range of services and products is viewed as highly efficient to the clients. The Company believes that this ability gives it a competitive advantage in accessing the small to medium sized business market.


     - Internal Growth. The Company also believes that as it continues to grow, there is an opportunity to sell its existing services and products to new clients as well as to cross-market new services to its existing clients. The Company believes that its Comprehensive network of approximately 250 franchisees will provide it with an additional robust opportunity to cross-market its services.

     - Growth through Strategic Acquisitions. The Company is currently pursuing acquisitions to increase the range of services and products it offers and to increase its client base for existing services and products. The Company intends to use acquisitions to expand into new geographic markets and to increase the number of services and products offered in existing markets. The Company also believes that its acquisition program will accelerate its internal growth when its full line of services is marketed to the existing client base of each business acquired.

ACQUISITION PROGRAM


     The Company's acquisition program was established in November 1996 and relies upon the Company's strong management capabilities, strict acquisition criteria and defined integration procedures. From November 1, 1996 through September 30, 1997, the Company acquired the businesses of 23 companies, including accounting systems, advisory and tax services firms; employee benefits design and administration firms; human resources services firms; information technology systems firms; payroll services firms; specialty insurance agencies; valuation services firms; and workers' compensation services firms. The Company has completed from October 1, 1997 through December 9, 1997, or has publicly announced as pending, an additional 20 acquisitions representing over $78 million in revenues. The Company believes that additional acquisition candidates meeting the Company's acquisition criteria exist within its current market areas, as well as throughout the United States.



     The Company's 23 acquisitions completed through September 30, 1997 represented aggregate annual revenues of approximately $90 million, with aggregate consideration consisting of approximately $20.5 million, net of cash acquired, 5,454,069 shares of Common Stock, warrants to purchase an additional 2,410,000 shares of Common Stock and assumed debt of $5.5 million. A significant portion of the purchase price of the Company's acquisitions has historically been paid with the Company's Common Stock, which is typically subject to a lock-up agreement for up to a two year period. The Company believes this practice, together with its practice of executing employment and non-competition agreements with key members of the acquired management teams, best aligns the interests of the newest members of the Company with the Company's long-term interests. The Company typically seeks to retain the acquired company's qualified managers, key employees and principal office locations.


     The Company's senior management continually works to identify acquisition candidates. The Company has developed a set of financial, geographic and management criteria designed to assist management in the evaluation of each acquisition candidate. These criteria consist of a variety of factors, including, among others: (i) historical growth and profitability as well as projected financial performance and earnings accretion; (ii) experience, depth, entrepreneurism and reputation of management; (iii) customer service reputation and relationships; (iv) composition and size of the market area and customer base; (v) opportunity to enhance and expand the Company's services provided and to cross-market such services to existing and new clients; (vi) ability to identify and attract other quality acquisition candidates; and (vii) potential synergies with the Company's existing operations.

     The Company utilizes an established integration procedure designed to effect a prompt and efficient integration of acquired businesses with minimal disruption of the on-going operations of the Company and the acquired businesses. Once a business has been acquired, the Company implements programs designed to enable the Company to cross-market its services, reduce costs and improve employee productivity, operating efficiencies and overall profitability.

     The following chart lists the 23 acquisitions by merger or purchase of assets that the Company has completed through September 30, 1997 and the 20 additional acquisitions the Company has completed from October 1, 1997 through December 9, 1997, or has publicly announced as pending.


                   COMPANY                           SERVICES OFFERED            PRINCIPAL MARKETS         DATE ACQUIRED
                   -------                           ----------------            -----------------         -------------
Environmental & Commercial Insurance               specialty insurance             Columbus, Ohio          November 1996
Agency, Inc.                                                                     Slidell, Louisiana
                                                                                  Reston, Virginia
SMR & Co. Business Services, Inc.                  accounting systems,            Cleveland, Ohio          December 1996
                                                     advisory and tax
Midwest Indemnity Corporation                      specialty insurance           Chicago, Illinois          January 1997
(certain assets only)
Midland Consultants, Inc.                            human resources              Cleveland, Ohio          February 1997
                                                    (executive search)
Millisor & Nobil Compensation                     workers' compensation           Cleveland, Ohio            March 1997
Management Co.                                        administration
Millisor & Nobil Enterprises, Inc.                workers' compensation            Columbus, Ohio            March 1997
                                                      administration
BFS Retail, Inc.                                  workers' compensation           Cleveland, Ohio            March 1997
                                                      administration
The Benefits Group Agency, Inc.                  employee benefits design         Cleveland, Ohio            March 1997
                                                    and administration             Columbus, Ohio
TBG Investment Advisors Agency, Inc.             employee benefits design         Cleveland, Ohio            March 1997
                                                    and administration
TBG South Agency, Inc.                           employee benefits design          Columbus, Ohio            March 1997
                                                    and administration
Next, Inc.                                         specialty insurance          Boca Raton, Florida          April 1997
Surety Associates Ltd.                             specialty insurance         Hartford, Connecticut         April 1997
(certain assets only)
The Connecticut Escrow Company                     specialty insurance        Farmington, Connecticut        April 1977
                                                  (funds administration)
Network Plus, Inc.                                     network and                Cleveland, Ohio            April 1997
                                                    telecommunications
                                                   systems consultants
Marvel Consultants, Inc.                             human resources              Cleveland, Ohio             May 1997
                                                    (executive search)
ERIC Group, Inc.                                   specialty insurance            Denver, Colorado           June 1997
(certain assets only)
Environmental Safety Systems, Inc.                 specialty insurance            Denver, Colorado           June 1997
(certain assets only)                                (risk management
                                                         company)
Zelenkofske, Axelrod & Co., Ltd.                   accounting systems,       Philadelphia, Pennsylvania      June 1997
                                                     advisory and tax         Harrisburg, Pennsylvania
                                                                             Framingham, Massachusetts
                                                                                Milwaukee, Wisconsin
St. James General Agency, Inc.                     specialty insurance             Houston, Texas            July 1997
BMS, Inc.                                        payroll administration,         Roanoke, Virginia          August 1997
                                                    employee benefits
                                                       outsourcing
BMS Employee Benefits, Inc.                      payroll administration,         Roanoke, Virginia          August 1997
                                                    employee benefits        Greensboro, North Carolina
                                                      administration            Midlothian, Virginia
                                                                              Columbia, South Carolina
                                                                             Charlotte, North Carolina

                   COMPANY                           SERVICES OFFERED            PRINCIPAL MARKETS         DATE ACQUIRED
                   -------                           ----------------            -----------------         -------------
Managed Care Workers Compensation                 workers' compensation            Columbus, Ohio           August 1997
Business of Anthem Insurance Companies, Inc.
Valuation Counselors Group, Inc.                 valuation and appraisal         Chicago, Illinois         September 1997
                                                                               Gig Harbor, Washington
                                                                                 Mequon, Wisconsin
                                                                                St. Louis, Missouri
                                                                              Los Angeles, California
                                                                             Lawrenceville, New Jersey
                                                                                  Atlanta, Georgia
                                                                              Wellesley, Massachusetts
                                                                                Alexandria, Virginia
                                                                                 New York, New York
                                                                                 Lansing, Michigan
                                                                                   Dallas, Texas
Comprehensive Business Services, Inc.            franchisor of accounting    Mission Viejo, California      October 1997
                                                 systems and tax services
Funds Administration Services LLC                  specialty insurance             Houston, Texas           October 1997
                                                  (funds administration)
BAR-KEN, Inc.                                       accounting systems             Houston, Texas           October 1997
                                                         and tax
Thomas Olivas & Assoc., Inc.                        accounting systems          Milwaukee, Wisconsin        October 1997
                                                         and tax
Robert A. Smoot, Inc.                               accounting systems          Baltimore, Maryland         October 1997
                                                         and tax
Tanker & Associates, Inc.                           employee benefits        Philadelphia, Pennsylvania    November 1997
                                                      administration
Serdon, Inc.                                        accounting systems            Denver, Colorado         November 1997
                                                         and tax
Carpenter, Kuhen & Sprayberry, Inc.                 accounting systems        Bakersfield, California      November 1997
                                                         and tax                 Oxnard, California
Trilogy Associates, Inc.                          information technology     Philadelphia, Pennsylvania    November 1997
                                                      and management
Joel Shear & Associates                              human resources         Philadelphia, Pennsylvania    November 1997
                                                    (executive search)
National Benefits Systems, Inc.                     employee benefits           Scottsdale, Arizona        November 1997
                                                      administration
Smith & Radigan, C.P.A.                             accounting systems            Atlanta, Georgia         December 1997
                                                         and tax
Ronald D. Mercer, P.C.                              accounting systems           Chicago, Illinois         December 1997
                                                         and tax
Shenkin Kurtz Baker & Co., P.C.                     accounting systems            Denver, Colorado         December 1997
                                                         and tax
Health Administration Services, Inc.             benefits administration           Houston, Texas             pending
Bass Consultants, Inc.                              employee benefits              Houston, Texas             pending
                                                      administration
Phillip Rootberg & Co., L.L.P.                      accounting systems           Chicago, Illinois            pending
                                                         and tax

Robert D. O'Byrne & Associates, Inc.             employee benefits     Kansas City, Missouri       pending
                                                  administration          Washington, D.C.
                                                                           Tampa, Florida
                                                                          Atlanta, Georgia
                                                                       Indianapolis, Indiana
                                                                        St. Louis, Missouri
                                                                           Dallas, Texas
                                                                       Minneapolis, Minnesota
                                                                        San Jose, California
                                                                      Los Angeles, California
                                                                           Newport Beach,
                                                                             California
                                                                        Del Mar, California
                                                                       San Diego, California
The Grant Nelson Group                           employee benefits     Kansas City, Missouri       pending
                                                  administration          Washington, D.C.
                                                                           Tampa, Florida
                                                                          Atlanta, Georgia
                                                                       Indianapolis, Indiana
                                                                        St. Louis, Missouri
                                                                           Dallas, Texas
                                                                       Minneapolis, Minnesota
                                                                        San Jose, California
                                                                      Los Angeles, California
                                                                           Newport Beach,
                                                                             California
                                                                        Del Mar, California
                                                                       San Diego, California
Employee Select Plan of Ohio                     employee benefits        Cleveland, Ohio          pending
                                                  administration


COMPANY SERVICES

     The Company believes that it offers a comprehensive array of outsourced business services for small and medium sized companies. IASI can provide a customized package of services to its clients, which strengthens the IASI/client relationship and often leads to insights on useful additional service offerings. The breadth of the Company's service offerings allows IASI to continue to assist and retain clients as the clients grow.

     IASI clients have the opportunity to select and contract for specific services from a broad range of services including accounting systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation. Within each of its broad service areas, the Company offers many specific functions. The Company monitors each client through personal contact with the IASI account manager in order to make appropriate services available to each client.

     Accounting systems, advisory and tax services. The Company offers tax planning and preparation, cash flow management, strategic planning, consulting services for outsourced departments, and recordkeeping assistance. In addition to federal, state and local tax return preparation, the Company provides tax projections based on financial and investment alternatives and assists in appropriate tax structuring of business transactions such as mergers and acquisitions. The Company offers quarterly and year-end payroll tax reporting, corporate, partnership and fiduciary tax planning and return preparation, as well as advice regarding the choice of a proper legal entity form through which to conduct business. In addition, the Company offers small and medium sized businesses the opportunity to outsource their back-office functions. The Company also offers financial planning services to individuals, including investment counseling, personal financial statements, mortgage and investment analysis, succession planning, retirement planning and estate planning. In addition, the Company offers profitability, operational and efficiency enhancement consulting to a number of specialized industries.

     Employee benefits design and administration. The Company offers comprehensive employee benefits consulting services. These include the design, implementation and administration of 401(k) plans, profit sharing plans, defined benefit plans, money purchase plans and actuarial services. The Company also assists in the choice of health and welfare benefits such as group health insurance plans, dental and vision care programs, group life, accidental death and dismemberment or disability programs, voluntary insurance programs, health care and dependent care spending accounts and premium reimbursement plans. In addition, the Company offers communications services to inform and educate employees about their benefit programs. The Company also offers executive benefits consulting on non-qualified retirement plans and business continuation plans. Moreover, one of the Company's subsidiaries offers Registered Investment Advisory Services, including Investment Policy Statements (IPS), mutual fund selection based on IPS and ongoing mutual fund monitoring.

     Human resources services. The Company offers executive search and placement, outplacement, organizational and management training and development, personnel records and employment process administration, regulatory compliance training, employment relations audits, organizational structure and executive compensation analyses, opinion surveys, and supervisory training. The Company expects to provide additional services, including pre-employment screening, specialized systems such as applicant skill evaluations, customer contact monitoring, and employee assessment and selection. The Company can assist with the implementation of programs to strengthen both the financial and human resources sides of the client's business. The Company has developed detailed personnel guides, which set forth a systematic approach to administering personnel policies and practices, including recruiting, discipline and termination procedures. In addition, the Company will review and revise, if necessary, personnel policies and employee handbooks or will create customized handbooks for its clients.

     Information technology consulting services. The Company offers a wide range of information technology services, from creating strategic technology plans to developing and implementing software and hardware solutions. Specifically, the Company provides strategic technology planning, project management, development of Internet/Intranet applications including Internet security, custom software development, design and implementation of both WAN and LAN networks, and accounting software selection and implementation. The Company provides a methodology in which business needs drive technology, ensuring appropriate technical solutions for the Company's small and medium sized information technology clients.

     Payroll services. The Company processes time and attendance data to calculate and produce employee paychecks, direct deposits and reports for its clients. The Company delivers the paychecks and reports to clients within 24 to 48 hours of the Company's receipt of the data electronically submitted from the client. The Company's system is highly configurable to meet the specialized needs of each client yet maintains the ability to provide high volume processing. The system integrates easily with the client's general ledger, human resources and time and attendance systems. In addition, the Company offers many sophisticated features, including the automatic enrollment and tracking of paid time off, proration of compensation for new hires, integrated garnishment processing, escrow services and funds administration services. The Company assumes responsibility for payroll and attendant recordkeeping, payroll tax deposits, payroll tax reporting, and all federal, state, county and city payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements. The Company will also represent the client before tax authorities in any payroll tax dispute or inquiry.

     Specialty insurance services. The Company provides specialty insurance services to approximately 6,000 clients through a network of nearly 200 agents. The Company generally provides three categories of specialty insurance services: commercial liability lines, surety bonds and workers' compensation coverage, and utilizes reinsurance to limit its exposure on outstanding policies and bonds. IASI's commercial product lines operations consist of approximately 40 different programs for a wide variety of specialty risk groups, including (i) small construction contractors; (ii) restaurants, bars, and taverns; (iii) small commercial and retail establishments; (iv) sun tanning salons; and (v) environmental contractors and professionals. IASI's surety bonding operations consist of two major programs, contract surety bonds for construction contractors and bonds for the solid waste industry, including waste haulers and landfill operators. Bonds are provided to assure the performance of a contract or the financial ability of a contractor to satisfy its obligations. The Company's workers' compensation program consists of fully insured workers' compensation coverage in conjunction with the services offered in workers' compensation services. The Company utilizes several different reinsurance programs with "A" rated insurance carriers to cover its exposure, including "treaties" to cover all business in a defined class, and "facultative" reinsurance to cover individual risks. IASI generally retains from zero to $200,000 of each commercial line anticipated risk, depending on the program and the anticipated risk.

     Valuation services. The Company offers appraisal and valuations of commercial tangible and intangible assets and valuation of financial securities. The Company conducts real estate valuations for financing feasibility studies, marketability and market value studies and performs business enterprise and capital stock valuations for mergers and acquisitions, estate planning, employee stock ownership trusts, sale, purchase or litigation purposes. The Company assists in asset allocation issues, fixed asset insurance matters, fixed asset tracking, specialized valuation consulting, investment transfer planning and other valuation services.

     Workers' compensation services. Each state requires employers to provide workers' compensation coverage for employees. The Company's services vary from state to state; however, it generally provides employers with an integrated system of actuarial analysis and underwriting capabilities with claims administration and has the capability to market workers' compensation products on a national level. Professional administration can offer clients a sizable savings by controlling the costs of premiums, claims and risks. Services include: deductible programs available to further reduce costs, claims preparation and filing, expert claims management and loss control, medical referral network for employees, multi-state coverages, OSHA compliance and record keeping, OSHA 200 logs preparation, certificates of insurance, loss prevention strategies, free fraud investigation, safety program development consultation, workers' compensation audits and classification analysis for compliance.

SALES AND MARKETING NETWORK AND ACCOUNT MANAGEMENT


     The Company's key competitive factors in obtaining clients for business services are a strong existing sales network and marketing program, established relationships and the ability to match client requirements with available services and products at competitive prices. The Company believes that by retaining the identity of its acquired companies, it will be able to maximize its market penetration by combining a local entrepreneurial brand name with the resources of a national company. The Company expects that as it expands through internal growth and acquisitions, it will be able to take advantage of economies of scale in purchasing a range of services and products and to cross-market new services to existing clients who do not currently utilize all of the services the Company offers. The Company provides its services and products through a network of over 65 Company offices in 25 states, as well as through its subsidiary Comprehensive, a franchisor of accounting services with approximately 250 franchisee offices located in 40 states.



     In addition to the Company's traditional operations, the Company intends to utilize its Comprehensive network of approximately 250 entrepreneurial franchisee sales offices to distribute its services and products to the Comprehensive network's more than 24,000 customers just as it utilizes its own offices. The franchisees are able to market to their customers the broad array of services and products offered by IASI. In the process, the franchisees have the opportunity to enhance customer loyalty, receive compensation for additional sales and provide additional revenue to both the IASI company providing the service or product and to Comprehensive as the franchisor.


COMPETITION


     The outsourced business services industry is a highly fragmented and competitive industry, with a majority of industry participants (such as accounting, employee benefits or payroll firms or PEOs) offering only one or a limited number of services. Competition is based primarily on customer relationships, range and quality of services or product offerings, customer service, timeliness and geographic proximity. There are limited barriers to entry and new competitors frequently enter the market in any one of the Company's many service areas. The Company competes with a small number of multi-location regional or national operators and a large number of relatively small independent operators in local markets. Some of these competitors, some of which are public companies, may have greater financial resources than the Company. The Company may also face competition for acquisition candidates from these companies, many of whom have acquired a number of various types of business service providers in recent years.

     The Company believes that it will be able to compete effectively based on its (i) broad range of high quality services and products, (ii) knowledgeable and trained personnel, (iii) entrepreneurial culture, (iv) large number of locations, (v) diversity of geographic coverage, (vi) operational economies of scale and (vii) decentralized operating structure.

EMPLOYEES


     As of December 9, 1997, the Company had approximately 1,000 full-time employees. The Company believes that its relations with its employees are good.


PROPERTIES

     The Company's headquarters are currently located in a 12,000 square-foot portion of an office building in Valley View, Ohio. The lease for this property expires at the end of December 1997, subject to extension at the option of the Company. Management intends to lease expanded office space for its corporate headquarters in the Valley View area and anticipates that suitable office space will be obtained as needed. The Company's subsidiaries also lease office space in various cities in the United States. The Company does not own any real property.

LEGAL PROCEEDINGS

     The Company is a party to legal proceedings incidental to its ordinary business operations. At present, the Company is not a party to any pending legal proceeding that the Company believes could have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT


     The following table sets forth certain information as of December 1, 1997 regarding the directors, executive officers and certain key employees of the Company. Each executive officer of the Company named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office. No arrangement or understanding exists between any executive officer of the Company and any other person pursuant to which he or she was selected as an officer.



               NAME                 AGE              POSITION(S)
               ----                 ---              -----------
EXECUTIVE OFFICERS AND DIRECTORS:
Michael G. DeGroote...............  64    Chief Executive Officer, President
                                          and Chairman of the Board
Gregory J. Skoda..................  41    Executive Vice President and
                                          Director
Edward F. Feighan.................  50    Senior Vice President, Public
                                          Affairs
Douglas R. Gowland................  55    Senior Vice President, Business
                                          Integration
Keith W. Reeves...................  40    Senior Vice President, Business
                                          Services
Craig L. Stout....................  48    Senior Vice President, Specialty
                                          Insurance Services
Charles D. Hamm, Jr...............  42    Chief Financial Officer and
                                          Treasurer
Rick L. Burdick(1)................  46    Director
Joseph S. DiMartino...............  54    Director
Harve A. Ferrill(1)(2)............  64    Director
Hugh P. Lowenstein................  63    Director
Richard C. Rochon(1)(2)...........  40    Director
OTHER KEY EMPLOYEES:
Thomas J. Bregar..................  41    Vice President, Information
                                          Technology Systems
Daniel J. Clark...................  43    Vice President, Corporate
                                          Relations
Ralph M. Daniel, Jr...............  41    Vice President, Payroll
                                          Administration Services
Roswell P. Ellis..................  63    Vice President, Specialty
                                          Insurance Services
Charles J. Farro..................  47    Vice President, Employee Benefits
                                          Design and Administration Services
Kenneth M. Millisor...............  60    Vice President, Workers'
                                          Compensation Services
Steven M. Nobil...................  50    Vice President, Human Resources
                                          Services
Patrick J. Simers.................  37    Vice President, Valuation Services
C. Robert Wissler.................  51    Vice President, Comprehensive
                                          Business Services
Andrew B. Zelenkofske.............  37    Vice President, Accounting
                                          Systems, Advisory and Tax Services


---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

EXECUTIVE OFFICERS AND DIRECTORS:

     Michael G. DeGroote has served as the Chairman of the Board of the Company since April 1995 and as Chief Executive Officer and President since November 1997. Mr. DeGroote also served as President and Chief Executive Officer of the Company from April 1995 until October 1996. Mr. DeGroote served as

Chairman of the Board, President and Chief Executive Officer of Republic Industries, Inc. from May 1991 to August 1995. Mr. DeGroote founded Laidlaw Inc., a Canadian waste services and transportation company in 1959. In 1988, Mr. DeGroote sold his controlling interest in Laidlaw to Canadian Pacific Limited. Mr. DeGroote served as President and Chief Executive Officer of Laidlaw from 1959 until 1990. Mr. DeGroote also serves as a director of RII, Gulf Canada Resources, Inc. and Gulf Indonesia Resources Limited.

     Gregory J. Skoda has served as the Executive Vice President and Chief Financial Officer of the Company since December 1996 and as a Director of the Company since November 1997 and as a director and an officer of a number of the Company's subsidiaries. Prior to the Company's acquisition of SMR & Co. Business Services ("SMR") in December 1996, Mr. Skoda served as President and Chairman of SMR, which he founded in 1980. Mr. Skoda is a CPA and an active member of the American Institute of Certified Public Accountants in the Tax, Employee Benefits, and Management Advisory Services divisions.

     Edward F. Feighan has served as a Senior Vice President, Public Affairs of the Company since November 1997. Mr. Feighan served as Chief Executive Officer, President and a Director of the Company from October 1996 through November 1997. Mr. Feighan also serves as a director and an officer of a number of the Company's subsidiaries. From 1983 until 1993, Mr. Feighan served as the representative from the Ohio 19th Congressional District of the United States House of Representatives. During his tenure in Congress, Congressman Feighan served on the Judiciary and the House Foreign Affairs Committee; Chairman, International Narcotics Control Committee; President, The Interparliamentary Union; and permanent Representative to the Helsinki Commission. He currently serves on the board of trustees of the National Democratic Institute for International Affairs, and the Rock and Roll Hall of Fame and Museum.

     Douglas R. Gowland has served as Senior Vice President, Business Integration since November 1997. Mr. Gowland served as a Director of the Company from April 1995 through November 1997. From April 1995 until October 1996, Mr. Gowland served as the Company's Executive Vice President and Chief Operating Officer. From January 1992 to April 1995, Mr. Gowland served as Vice
President -- Hazardous Waste Operations of RII. From March 1991 to January 1992, Mr. Gowland served as Vice President of DRG Environmental Management, Inc. Prior thereto, he served as President of Great Lakes Environmental Systems, Ltd.

     Keith W. Reeves has served as Senior Vice President, Business Services since March 1997 and as a director and an officer of a number of the Company's subsidiaries. Mr. Reeves has also served as the President of SMR since December 1996. Mr. Reeves served as Vice President of SMR from August 1984 until its acquisition by the Company in December 1996. Mr. Reeves is a CPA and a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

     Craig L. Stout has served as Senior Vice President, Specialty Insurance Services since November 1997. Mr. Stout served as Chief Operating Officer and a Director of the Company from October 1996 through November 1997. Mr. Stout also serves as a director and an officer of a number of the Company's subsidiaries. Prior to joining the Company, Mr. Stout served as President and Chairman of two other companies which he founded, Contract Operations Planning, Inc., a surety claims management firm, and Contract Surety Reinsurance Corporation, a reinsurance intermediary for facultative surety reinsurance.


     Charles D. Hamm, Jr. has served as Chief Financial Officer and Treasurer since November 1997. Mr. Hamm was associated with KPMG Peat Marwick LLP from June 1994 until November 1997, serving as a partner of such firm from July 1996 until November 1997. Mr. Hamm is a CPA and a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.


     Rick L. Burdick has served as a Director of the Company since November 1997, when he was elected as an outside director. Mr. Burdick has been a partner at the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. since April 1988. Mr. Burdick serves on the Boards of Directors of RII and J. Ray McDermott, S.A.


     Joseph S. DiMartino has served as a Director of the Company since November 1997, when he was elected as an outside director. Mr. DiMartino has been Chairman of the Board of Dreyfus Group of Mutual Funds since January 1995 and of Noel Group, Inc. since February 1995. Mr. DiMartino served as President,

Chief Operating Officer and Director of The Dreyfus Corporation from September 1991 until December 1994. Mr. DiMartino also serves on the Board of Directors of Curtis Industries, Inc., Carlyle Industries, Inc. and Staffing Resources, Inc.


     Harve A. Ferrill has served as a Director of the Company since October 1996. Mr. Ferrill has served as Chief Executive Officer of Advance Ross Corporation, a company that provides tax refunding services ("ARC"), since 1991 and as President of Ferrill-Plauche Co., Inc., a private investment company, since 1982. Mr. Ferrill served as President of ARC from 1990 to 1993 and as Chairman of the Board from 1992 to 1996. Mr. Ferrill also serves on the Boards of Directors of Gaylord Container Corporation and is Chairman of the Board of GeoWaste Incorporated.

     Hugh P. Lowenstein has served as a Director of the Company since March 1997 when he was elected as an outside Director. Mr. Lowenstein has served as the Founder and Chief Executive Officer of Shore Capital Ltd. (Bermuda), a consulting and investment advisory firm, since 1994. Mr. Lowenstein served as a Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation from 1987 to 1994. Mr. Lowenstein also serves on the Board of Directors of Terra Nova (Bermuda) Holdings Ltd.

     Richard C. Rochon has served as a Director of the Company since October 1996. Mr. Rochon has served since 1988 as President of Huizenga Holdings, Inc., a management and holding company for diversified investments in operating companies, joint ventures, and real estate, on behalf of its owner, Mr. H. Wayne Huizenga. Mr. Rochon also has served as a director since September 1996 and as Vice Chairman of Florida Panthers Holdings, Inc., a leisure and recreation and sports and entertainment company, since April 1997. From 1985 until 1988, Mr. Rochon served as Treasurer of Huizenga Holdings, Inc. and from 1979 until 1985, he was employed as a certified public accountant by the international public accounting firm of Coopers & Lybrand, L.L.P.

OTHER KEY EMPLOYEES:

     Thomas J. Bregar was named Vice President, Information Technology Systems in November 1997. Mr. Bregar joined SMR in December 1996 to develop its Information Technology Consulting Practice. Prior to joining SMR, Mr. Bregar was with Price Waterhouse's Management Consulting Services Practice from 1986 through 1992, and again as Director from 1994 to 1996. In 1993, he served as Vice President in the Information Management Services Division at Society National Bank (now Keycorp Services).


     Daniel J. Clark was named Vice President, Corporate Relations in November 1997 and also serves as the Senior Vice President of Evergreen National Indemnity Company ("Evergreen") and a director of Century Surety Company ("Century"), both subsidiaries of the Company. Prior to joining Evergreen, Mr. Clark served as Chief of Staff for then Congressman Edward F. Feighan from 1983 through 1993. Mr. Clark is a member of the Ohio Bar Association and serves as a Board Member for the Port of Cleveland.


     Ralph M. Daniel, Jr. was named as Vice President, Payroll Administration Services in November 1997. Prior to joining IASI, Mr. Daniel served as Chairman and Chief Executive Officer of BMS, Inc. (Business Management Services), which he co-founded, from 1988 through its acquisition by the Company in August 1997. Mr. Daniel is a CPA and serves on the Board of the Independent Payroll and Employer Services Association.

     Roswell P. Ellis was named Vice President, Specialty Insurance Services in November 1997. Mr. Ellis served as the Company's Senior Vice
President -- Insurance Group from March 1997 to November 1997. He continues to serve as Chairman and Chief Executive Officer of Century Surety Company, a position he has held since 1987, and he is also Chairman of Continental Heritage Insurance Company and Vice Chairman and CEO of Evergreen, all subsidiaries of the Company. Mr. Ellis has been in the insurance business for over 35 years and holds four professional designations: Chartered Property and Casualty Underwriter, Chartered Life Underwriter, Associate in Claims and Associate in Surplus Lines.

     Charles J. Farro was named Vice President, Employee Benefits Design and Administration Services in November 1997. Mr. Farro also serves as Chairman and Chief Executive Officer of The Benefits Group, a subsidiary of the Company. Mr. Farro serves on the Boards of Directors of the March of Dimes and the Akron Art Museum.

     Kenneth R. Millisor was named Vice President, Workers' Compensation Services in November 1997. He is the Chairman and Chief Executive Officer of M&N Risk Management, Inc. and the President and Chief Executive Officer of Millisor & Nobil Co., L.P.A., subsidiaries of the Company. Mr. Millisor was admitted to the Bar in 1961 and is an active member of the Akron, Ohio State and American Bar Associations.

     Steven M. Nobil was named Vice President, Human Resources Services in November 1997. Mr. Nobil serves as President of M&N Risk Management, Inc., a subsidiary of the Company. Mr. Nobil serves on several Boards including the Diabetes Association of Greater Cleveland, Baldwin Wallace College, Cuyahoga Community College, Big Brothers and Big Sisters, American Red Cross and Grand Prix Charities.

     Patrick J. Simers was named Vice President, Valuation Services in November 1997. Mr. Simers serves as President of Valuation Counselors Group, Inc., a subsidiary of the Company. Mr. Simers is a Certified Real Estate Appraiser in 12 states and maintains memberships in the American Society of Appraisers and the Appraisal Institute.

     C. Robert Wissler was named Vice President, Comprehensive Business Services in November 1997. Mr. Wissler serves as President and Chief Executive Officer of Comprehensive Business Services, Inc., a subsidiary of the Company. He was Senior Vice President and Chief Financial Officer of Sir Speedy, Inc. from 1978 through 1990. Prior to that time, Mr. Wissler was an auditor with Arthur Young & Co. from 1972 to 1974, and he was a baseball player with the St. Louis Cardinals from 1969 through 1972. Mr. Wissler is a Director of International Franchise Association.

     Andrew B. Zelenkofske was named Vice President, Accounting Systems, Advisory and Tax Services in November 1997. Mr. Zelenkofske serves as President of ZA Business Services, Inc., a subsidiary of the Company. Prior to joining IASI, Mr. Zelenkofske served for several years as President and Managing Director of Zelenkofske Axelrod and Co., Ltd. Mr. Zelenkofske is a CPA and has been appointed to the Pennsylvania State Board of Accountancy.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of Common Stock as of December 1, 1997, by (i) each person who is known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares.



                                                           NUMBER OF SHARES         PERCENT
                         NAME                            BENEFICIALLY OWNED(1)      OF CLASS
                         ----                            ---------------------      --------
Michael G. DeGroote(2).................................       14,247,112(3)          30.16%
H. Wayne Huizenga(4)...................................        8,444,444(5)          17.89%
Joseph E. LoConti(6)...................................        6,188,700(7)          14.85%
Sophia Management Ltd.(8)..............................        5,327,400(9)          12.27%
The Equitable Companies Incorporated(10)...............        2,749,222(11)          6.53%
Gregory J. Skoda.......................................        1,643,000(12)          3.90%
Edward F. Feighan......................................        1,668,800(13)          3.96%
Douglas R. Gowland.....................................          260,100(14)             *
Keith W. Reeves........................................          464,900(15)          1.13%
Craig L. Stout.........................................        1,321,200(16)          3.18%
Charles D. Hamm, Jr....................................               --                 *
Rick L. Burdick........................................           62,500(17)             *
Joseph S. DiMartino....................................           50,000(18)             *
Harve A. Ferrill.......................................           63,000(19)             *
Hugh P. Lowenstein.....................................           89,000(20)             *
Richard C. Rochon......................................          161,110(21)             *
All directors and executive officers as a group (12
  persons).............................................       20,030,722             39.33%


---------------

  *  Less than 1%.

 (1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days after the date of this Prospectus are deemed outstanding for the purpose of computing the number of shares and the percentage of outstanding shares beneficially owned by such person; however, such shares are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

 (2) The address of Mr. DeGroote is Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, HMEX Bermuda.

 (3) Consists of 7,991,556 shares of Common Stock owned of record by Westbury (Bermuda) Ltd., a Bermuda corporation of which Mr. DeGroote is the sole stockholder, president and director, and 6,255,556 shares of Common Stock that Westbury has the right to acquire upon exercise of outstanding warrants.

 (4) The address of Mr. Huizenga is 450 E. Las Olas Blvd., Suite 1500, Fort Lauderdale, Florida 33301.

 (5) Consists of 2,222,222 shares of Common Stock owned of record by Huizenga Investments Limited Partnership, a limited partnership controlled by Mr. Huizenga ("Huizenga Investments"), and 6,222,222 shares of Common Stock that Huizenga Investments has the right to acquire upon exercise of outstanding warrants.


 (6) The address of Mr. LoConti is 10055 Sweet Valley Drive, Valley View, Ohio 44125.



 (7) Consists of 1,500,000 shares of Common Stock and 252,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. LoConti; 1,100,000 shares of Common Stock and 436,800 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by the LoConti Family Trust; 1,000 shares of Common Stock owned of record by Mr. LoConti's spouse; 4,500 shares of Common Stock owned of record by a company of which Mr. LoConti is a director and sole shareholder; 2,892,400 shares of Common Stock owned of record by Sophia

     Management Ltd. ("Sophia Management"); and 2,000 options to purchase Common Stock from the Employee Stock Option Plan ("ESOP") in 1996.


 (8) Sophia Management is an Ohio limited liability company. Edward R. Feighan, Joseph E. LoConti, Gregory J. Skoda, and Craig L. Stout and his spouse are members.



 (9) Consists of 2,892,400 shares of Common Stock and 2,435,000 shares of Common Stock issuable upon the exercise of outstanding warrants.



(10) Such shares are owned by the Equitable Companies Incorporated and certain of its subsidiaries. The address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019.



(11) Consists of 1,638,111 shares of Common Stock and 1,111,111 shares of Common Stock issuable upon the exercise of outstanding warrants.



(12) Consists of 445,600 shares of Common Stock and 335,400 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Skoda's spouse; 860,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Sophia Management; and 2,000 options to purchase Common Stock from the 1996 ESOP.



(13) Consists of 507,800 shares of Common Stock owned of record by Mr. Feighan; 84,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Feighan; 1,075,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Sophia Management; and 2,000 options to purchase Common Stock from the 1996 ESOP.



(14) Consists of 150,100 shares of Common Stock and 70,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Gowland; and 40,000 options to purchase Common Stock from the 1995 ESOP.



(15) Consists of 185,400 shares of Common Stock and 278,100 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Reeves' spouse; and 1,400 options to purchase Common Stock from the 1996 ESOP.



(16) Consists of 700,000 shares of Common Stock and 117,600 shares of Common Stock issuable upon exercise of the outstanding warrants owned of record by Mr. Stout; 400 shares held jointly with his spouse; 1,200 shares held in a trust for the benefit of Mr. Stout's children of which his wife is the trustee; 500,000 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Sophia Management; and 2,000 options to purchase Common Stock from the 1996 ESOP.



(17) Consists of 500 shares of Common Stock, 12,000 shares of Common Stock issuable upon the exercise of outstanding warrants and 50,000 options to purchase Common Stock from the 1996 ESOP.



(18) Consists of 50,000 shares of Common Stock issuable upon exercise of options from the 1996 ESOP.



(19) Consists of 7,500 shares of Common Stock owned of record by The Harve A. Ferrill Trust U/A 12/31/69 and 5,500 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by Mr. Ferrill's Trust; and 50,000 options to purchase Common Stock from the 1996 ESOP.



(20) Consists of 39,000 shares of Common Stock owned of record by Mr. Lowenstein and 50,000 options to purchase Common Stock from the 1996 ESOP.



(21) Consists of 55,555 shares of Common Stock and 55,555 shares of Common Stock issuable upon the exercise of outstanding warrants owned of record by WeeZor I Limited Partnership, a limited partnership controlled by Mr. Rochon; and 50,000 options to purchase Common Stock from the 1996 ESOP.


                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock is 100,000,000 shares of Common Stock, par value $.01 per share. As of December 1, 1997, 40,978,934 shares of Common Stock were outstanding.


     Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors of the Company. Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after the payment of all creditors, if any. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Star Bank, N.A.


     The Company currently has the following provisions in its bylaws which could be considered to be "anti-takeover" provisions: (i) a bylaw requiring the affirmative vote of the holders of a majority of the outstanding shares of Common Stock or two-thirds of the other directors to remove a director and (ii) a bylaw limiting the persons who may call special meetings of stockholders to the Board of Directors or the President of the Company. These provisions may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.


     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of the Company or by certain employee stock plans); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company (excluding shares held by the interested stockholder). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                                 LEGAL MATTERS


     The validity of the Shares offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Rick L. Burdick, a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Company and is the beneficial owner of 62,500 shares of Common Stock (including options and warrants to purchase Common Stock). See "Principal Stockholders."


                                    EXPERTS

     The consolidated and combined financial statements of International Alliance Services, Inc. and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Room 3190, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. Such material is also available for inspection at the offices of The National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Shares, reference is made to the Registration Statement, including the documents and exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NASD referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, specifically including the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, respectively, and the Company's Current Reports on Form 8-K dated February 19, 1997 (as amended on Form 8-K/A filed on April 2, 1997), April 3, 1997, April 21, 1997, and July 23, 1997 (as amended on Form 8-K/A dated October 3, 1997), respectively; and (iii) the Company's Proxy Statement dated April 1, 1997 relating to the 1997 Annual Meeting of Stockholders held May 6, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Corporate Secretary, International Alliance Services, Inc., 10055 Sweet Valley Drive, Valley View, Ohio 44125, telephone (216) 447-9000.

======================================================


     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     4
Forward-Looking Statements............     9
Acquisition Terms.....................     9
Price Range of Common Stock...........    10
Dividend Policy.......................    10
Selected Consolidated Financial
  Data................................    11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    13
Business..............................    19
Management............................    28
Principal Stockholders................    32
Description of Capital Stock..........    33
Legal Matters.........................    34
Experts...............................    34
Available Information.................    35
Incorporation of Certain Documents by
  Reference...........................    35


======================================================
======================================================

                                7,729,468 SHARES

                             INTERNATIONAL ALLIANCE
                                 SERVICES, INC.

                                  COMMON STOCK

                            ------------------------
                                    PROSPECTUS
                            ------------------------

                                         , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (iii) committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum, or (iv) independent legal counsel, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Amended and Restated Certificate of Incorporation, as amended, of the Registrant entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VII of the Amended and Restated Bylaws of the Registrant provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the DGCL, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.

     The Amended and Restated Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors of the Registrant may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant.

     Further, the Amended and Restated Bylaws of the Registrant provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Amended and Restated Bylaws with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     The Registrant does not currently maintain a separate insurance policy relating to its directors and officers; however, the Registrant is currently considering purchasing and maintaining an insurance policy under which the directors and officers of the Registrant would be insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 21. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           *4.1          -- Amended and Restated Certificate of Incorporation of the
                            Registrant (filed as Exhibit 3.1 to Registration
                            Statement on Form 10, Commission File No. 000-25890 and
                            incorporated herein by reference)
           *4.2          -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of the Registrant (filed as
                            Exhibit 3.2 to Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1996, Commission File No.
                            000-25890 and incorporated herein by reference)
           *4.3          -- Amended and Restated Bylaws of the Registrant (filed as
                            Exhibit 3.2 to Registration Statement on Form 10,
                            Commission File No. 000-25890 and incorporated herein by
                            reference)
            5.1          -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           23.1          -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in Exhibit 5.1)
           23.2          -- Consent of KPMG Peat Marwick LLP
           24.1          -- Power of Attorney (filed as Exhibit 24.1 to Registration
                            Statement on Form S-4, Commission File No. 333-40313 and
                            incorporated herein by reference and included in the
                            signature page of this Amendment No. 1)


---------------


*   Previously filed.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valley View, State of Ohio, on December 5, 1997.


                                        INTERNATIONAL ALLIANCE SERVICES, INC.

                                        By:       /s/ GREGORY J. SKODA
                                           -------------------------------------
                                                     Gregory J. Skoda
                                                 Executive Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael G. DeGroote and Gregory J. Skoda, and each of them, with the power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed by the following persons in the capacities indicated on December 5, 1997.



                      SIGNATURE                                              TITLE
                      ---------                                              -----

                        /s/ *                              President, Chief Executive Officer,
-----------------------------------------------------      Chairman of the Board and Director
                 Michael G. DeGroote                       (Principal Executive Officer)

                /s/ GREGORY J. SKODA                       Executive Vice President and Director
-----------------------------------------------------
                  Gregory J. Skoda

              /s/ CHARLES D. HAMM, JR.                     Chief Financial Officer and Treasurer
-----------------------------------------------------      (Principal Financial and Accounting
                Charles D. Hamm, Jr.                       Officer)

                        /s/ *                              Director
-----------------------------------------------------
                   Rick L. Burdick

               /s/ JOSEPH S. DIMARTINO                     Director
-----------------------------------------------------
                 Joseph S. DiMartino

                        /s/ *                              Director
-----------------------------------------------------
                  Harve A. Ferrill

                        /s/ *                              Director
-----------------------------------------------------
                 Hugh P. Lowenstein

                        /s/ *                           Director
------------------------------------------------------
                  Richard C. Rochon

*By: /s/ GREGORY J. SKODA
------------------------------------------------------
                  Gregory J. Skoda,
                 as Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           *4.1          -- Amended and Restated Certificate of Incorporation of the
                            Registrant (filed as Exhibit 3.1 to Registration
                            Statement on Form 10, Commission File No. 000-25890 and
                            incorporated herein by reference)
           *4.2          -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of the Registrant (filed as
                            Exhibit 3.2 to Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1996, Commission File No.
                            000-25890 and incorporated herein by reference)
           *4.3          -- Amended and Restated Bylaws of the Registrant (filed as
                            Exhibit 3.2 to Registration Statement on Form 10,
                            Commission File No. 000-25890 and incorporated herein by
                            reference)
            5.1          -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           23.1          -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in Exhibit 5.1)
           23.2          -- Consent of KPMG Peat Marwick LLP
           24.1          -- Power of Attorney (filed as Exhibit 24.1 to Registration
                            Statement on Form S-4, Commission File No. 333-40313 and
                            incorporated herein by reference and included in the
                            signature page of this Amendment No. 1)


---------------

*   Previously filed.